Promissory Note

                                                     Salt Lake City, Utah
$ 70,000.00                                          March 30, 2001

On the date listed above, for value received, the undersigned, Terry Deru (the "Borrower") promises to pay to Prime Resource, LLC (the "Holder"), or order, at 22 East 100 South, Suite 400, Salt Lake City, Utah 84111, or any other place designated in a writing submitted by Holder to Borrower, the principal sum of $ 70,000.00 (Seventy Thousand Dollars), according to the terms contained in this Note.

Interest shall accrue at a rate of 4.86% per annum. Any payments made shall be applied first to accrued interest, second to any penalties or attorney fees, if any, then to principal. No payments are required during the term of the note. There will be no prepayment penalties if payments are made at any time during the term of the note. Borrower shall pay a final payment of $ 70,000.00 (Seventy Thousand Dollars) together with any accrued interest on March 30, 2004.

Payments are payable in lawful money of the United States.

Should default of the payment occur, the whole sum shall become immediately due and payable at Holder's option. Failure by Holder to exercise this option shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

Whether or not suit is filed, Borrower agrees to pay all reasonable attorney's fees, costs of collection, costs, and expenses incurred by Holder in connection with the enforcement or collection of this Note. Borrower further agrees to pay all costs of suit and the sum adjudged as attorneys' fees in any action to enforce payment of this Note or any part of it.

/s/   Terry Deru
-------------------------
Name: Terry Deru